UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8–K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 15, 2013

CAMPUS CREST COMMUNITIES, INC.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	001-34872 (Commission File Number)	27-2481988 (IRS Employer Identification No.)
2100 Rexford Road, Suite 414 Charlotte, North Carolina (Address of principal executive offices)		28211 (Zip Code)
Registrant’s telephone number, including area code: (704) 496-2500

_____________________________________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

In connection with the previously announced purchase and sale agreement, dated as of February 26, 2013 (the “Purchase Agreement”), by and among Campus Crest Communities, Inc., (the “Company”), subsidiaries of its operating partnership, Campus Crest Communities Operating Partnership, LP, and the members (the “CB Investors”) of Copper Beech Townhome Communities, LLC (“CBTC”) and Copper Beech Townhome Communities (PA), LLC (“CBTC PA” and, together with CBTC, “Copper Beech”), providing for the acquisition by the Company of a 48% interest in a portfolio of 35 student housing properties, one undeveloped land parcel and Copper Beech’s corporate office building (the “CB Portfolio”), on March 15, 2013, the Company, Copper Beech and certain investors in the CB Portfolio who are not members of Copper Beech (the “Non-Member Investors”) entered into a purchase and sale agreement (the “Non-Member Purchase Agreement”) pursuant to which the Company will acquire all of the interests in the CB Portfolio held by such Non-Member Investors, which represent approximately 11.665% of the aggregate interests in the CB Portfolio, for a purchase price of $47.5 million. As a result of the Company’s entry into the Non-Member Purchase Agreement, the percentage interests in the CB Portfolio the Company will acquire from the CB Investors has been reduced such that the Company’s initial purchase will remain at 48% in the aggregate in the CB Portfolio, as was contemplated in the Purchase Agreement.

The Company expects to complete the acquisition of the Non-Member Investors’ interests in the CB Portfolio by the end of the third quarter of 2013, subject to certain closing conditions and requisite lender consents; however, in the event that the acquisition has not been completed by September 30, 2013, the Company has agreed to pay interest at an annual rate of 6% on the portion of the purchase price that has not been distributed to the Non-Member Investors from March 15, 2013 until the transaction has been consummated.

For additional information, reference is made to the Non-Member Purchase Agreement, which is filed as an Exhibit 2.1 to this Form 8-K. The foregoing description of the Non-Member Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit. The Non-Member Purchase Agreement provides information regarding its terms only. It is not intended to provide any other factual information about the CB Portfolio or the Company. The Non-Member Purchase Agreement contains representations and warranties of the parties thereto made to and solely for the benefit of each other. Moreover, certain representations and warranties in the Non-Member Purchase Agreement were used for the purpose of allocating risk rather than establishing matters of fact. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts. The Company may not consummate the acquisition of the Non-Member Investors’ interests in the CB Portfolio on the currently contemplated terms within the Company’s expected time frame, or at all.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On March 18, 2013, the Company invested approximately $121.4 million, consisting of approximately $47.1 million for the acquisition of equity interests and approximately $74.3 million for the repayment of debt, in certain assets of the CB Portfolio and provided the previously announced $31.7 million loan to the CB Investors. This loan will bear interest at an annual rate of 8.5% interest over a term of three years.

As part of the investment, the Company completed the acquisition of 100% of the Non-Member Investors’ interests in 24 properties in the CB Portfolio (representing approximately 11.665% in the aggregate of the total interests in these properties) and completed the acquisition of the CB Investors’ interests in six properties in the CB Portfolio which did not require lender consent prior to the sale. Following these acquisitions, the Company holds a 48% interest in six properties in the CB Portfolio and an 11.665% interest in the aggregate in 18 additional properties in the CB Portfolio.

The Company expects to complete the acquisition of additional properties in the CB Portfolio at such time as it obtains the requisite lender consent relating thereto. The Company expects to obtain all such consents and to complete the acquisition of the CB Portfolio on or before the end of the third quarter of 2013.

Item 8.01. Other Events.

On March 21, 2013, the Company issued a press release announcing the initial acquisition of properties in the CB Portfolio, a copy of which is attached as Exhibit 99.1. The information contained in the press release is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Real Estate Operations Acquired.

The financial information required by this Item 9.01 is included in the Company’s Current Report on Form 8-K, filed on February 27, 2013, which is incorporated herein by reference.

(b) Pro Forma Financial Information.

The financial information required by this Item 9.01 is included in the Company’s Current Report on Form 8-K, filed on February 27, 2013, which is incorporated herein by reference.

(d) Exhibits.

Exhibit Number	Description

2.1	Purchase and Sale Agreement, dated as of March 15, 2013, by and among Copper Beech Townhome Communities, LLC, Copper Beech Townhome Communities (PA), LLC, Campus Crest Communities, Inc. and the sellers named therein.

99.1	Press Release of Campus Crest Communities, Inc., issued on March 21, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMPUS CREST COMMUNITIES, INC.

Date: March 21, 2013	By:	/s/ Donald L. Bobbitt, Jr.
Donald L. Bobbitt, Jr. Executive Vice President, Chief Financial Officer and Secretary

Exhibit Index

Exhibit Number	Description

2.1	Purchase and Sale Agreement, dated as of March 15, 2013, by and among Copper Beech Townhome Communities, LLC, Copper Beech Townhome Communities (PA), LLC, Campus Crest Communities, Inc. and the sellers named therein.

99.1	Press Release of Campus Crest Communities, Inc., issued on March 21, 2013.